Exhibit 10.7

Generation Hemp, Inc.

8533 Midway Road

Dallas, Texas 75209

Coventry Asset Management, Ltd.

2048 Coventry Ct.

Keller, Texas 76262

Re:	In reference to that certain Secured Promissory Note Issued by Halcyon Thruput, LLC, dated December 30, 2020 (the “Note”).

Coventry Assert Management, Ltd.:

To Coventry Asset Management, Ltd. (“Coventry”), this letter agreement (the “Agreement”) is being issued by Generation Hemp, Inc. (the “Company”) to amend certain terms and conditions of the Note referenced above. All terms used herein shall have the meanings ascribed to such terms in the Note.

All principal payments shall be suspended until the Maturity Date of the Note. The Maturity Date of the Note shall be amended to reflect that it is December 31, 2021; provided however that if the Company successfully completes a public equity offering equal to or in excess of $10,000,000 (the “Offering”) prior to such date, then the Company will pay all outstanding principal and interest payments due under the Note within five business days of the closing of such offering. In addition, if the Company does not complete and close a public equity offering prior to December 31, 2021, the Maturity Date shall be extended to January 31, 2022.

In consideration of such modifications to the Note, the Company agrees to issue to Coventry 20,000 shares of the Company’s common stock. These shares will be unregistered restricted securities and shall be subject to the restrictions placed on such shares through both Blue-Sky Laws of the applicable states and the rules and regulations of the United States Securities and Exchange Commission and applicable laws and regulatory authorities.

Additionally, during a period of fourteen days following the execution of this letter agreement modifying the Note, Coventry has the exclusive option to elect to convert $250,000 of the outstanding principal balance under the Note into shares of the Company’s common stock at an exercise price of $0.60 per share.

Except as modified by this Agreement, all other terms of the Note shall remain in full force and effect.

Generation Hemp, Inc.

/S/ Gary C. Evans
Gary C. Evans, Chairman and
Chief Executive Officer

Agreed and Accepted by Coventry Asset Management, Ltd. on November 11, 2021

/S/ Gen Fukunaga
By:	Gen Fukunaga, Managing Partner